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                                                                   Exhibit 10.27

                      General Electric Capital Corporation
                               292 Long Ridge Road
                           Stamford, Connecticut 06927

                                                               December 14, 2001

Mr. Anthony R. Manno, Jr.
c/o Security Capital Group Incorporated
125 Lincoln Avenue
Santa Fe, New Mexico  87501

Dear Mr. Manno:

     We are pleased to offer you continued employment with Security Capital Group Incorporated (the "Company") following its acquisition by General Electric Capital Corporation ("Parent") pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), by and among Parent, Blanket Acquisition Corp., a Maryland corporation and an indirect wholly owned subsidiary of Parent ("Merger Sub"), and the Company.

     We acknowledge that you and the Company are parties to a Change in Control Agreement amended and restated as of November 29, 2001 (the "Current Agreement"). In order to induce you to accept our offer of continued employment, we hereby agree that upon the Effective Time as defined in the Merger Agreement, the Current Agreement shall be amended to include the terms and conditions set forth in the attached term sheet (the "Term Sheet"). All provisions of the Current Agreement shall remain in effect from and after the Effective Time to the extent they are not inconsistent with the Term Sheet.

     If you and we agree, we may enter into a written amended and restated employment agreement embodying the terms and conditions of this letter agreement and the Term Sheet. However, if you accept this offer by signing in the space provided below, then unless and until we both sign such a written agreement, this letter agreement, the Term Sheet and the Current Agreement as amended hereby shall constitute a fully binding and enforceable written obligation of both you and us.

                                Sincerely yours,

                                GENERAL ELECTRIC CAPITAL CORPORATION


                                By:_____________________________
                                   Name:

                                   Title:

Accepted and agreed:



_____________________________
Anthony R. Manno, Jr.





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                                   Term Sheet
                                   ----------

Parties:                      Anthony R. Manno, Jr. (the "Executive"), the
                              Company and Parent.


Effectiveness:                Agreement effective at Effective Time; current
                              Change in Control Agreement ("Current Agreement") remains in effect except as superseded by these terms.

Section 1:                    Payment at Effective Time equal to:

                              o  $1,221,750

                              o Pro rata bonus for the portion of 2002 that precedes the Effective Time, based on the Executive's bonus for 2001.

                              Payment at end of Employment Period or upon Termination (see below) equal to:

                              o  $1,221,750

Employment Period:            One year, beginning at Effective Time

Position & Duties:            o  Position would be substantially similar to
                                 current position, taking into account the Merger, and the fact that the Company is no longer a stand-alone publicly traded company.

                              o Assist in the integration of the Company and Parent.

                              o Complete ongoing projects (acquisition of SUS and implementation of business plan).

Section 2:                    o  Annual Compensation of $1,221,750, payable in
                                 equal monthly installments.

                              o  Welfare benefits no less favorable than
                                 current benefits for Executive and spouse and dependents.

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                                 December 31, 2002; all deferred amounts to
                                 continue to be deferred and paid out in
                                 accordance with current NSP terms and the Executive's elections, notwithstanding any amendment or termination of the NSP after December 31, 2002; SCZ stock account under NSP to be converted to all cash or merger consideration as of the Effective Time, as elected by the Executive and in accordance with the Merger Agreement; deferral elections made in December 2001 to be respected and Company match to be provided in January 2002 at the 50% level, as approved by Compensation Committee on 11/29/01; and any compensation payable hereunder may be deferred.

Office Location, Misc.:       Office accommodations and secretarial, computer
                              and other support no less favorable in the Executive's judgement than current office and support.


Termination:                  A "Termination" under Section 5 of the Current
                              Agreement will include resignation by the Executive upon: assignment of duties, responsibilities, position, title, etc.
                              inconsistent with job description set forth above; failure of Company to comply with the compensation and benefits provisions set forth above; and any other event described in Section
                              5 of Current Agreement, but excluding change of position to the position described above.
                              Determination by the Executive of the
                              occurrence of any of the foregoing shall be conclusive if made in good faith.

Severance:                    o  In case of a Termination as defined in
                                 Current Agreement, as modified above: payment of all obligations accrued through date of Termination (Annual Compensation, vacation, reimbursements, and all other accrued obligations); payout of remaining 50% of severance amount under Current Agreement (see above); continued welfare and fringe benefits for remaining term of Agreement and for two years thereafter; other vested benefits.

                              o Death or disability: contract continued in all respects for the one-year Employment Period, and welfare and fringe benefits for two years.

                              o Termination of employment by the Company for Cause as defined in Current Agreement: payment of

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                                 accrued obligations and other vested benefits.

                              o Resignation by the Executive that is not a Termination as defined in Current Agreement: payment of accrued obligations and other vested benefits; and welfare and fringe benefits for two years.

                              o  From expiration of Employment Period:
                                 continued welfare and fringe benefits for two years.


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